EXHIBIT 99

Investor Relations Contact: Seana Phillips (617) 368-5074	Media Contact: Michelle Sullivan (617) 368-5165
BOSTON BEER REPORTS
RECORD FOURTH QUARTER DEPLETIONS AND FULL YEAR RESULTS
BOSTON, MA (3/8/11) — The Boston Beer Company, Inc. (NYSE: SAM) reported a fourth quarter core product depletions increase of 12% as compared to the fourth quarter of 2009. Net income for the fourth quarter was $12.2 million, or $0.87 per diluted share, an increase of $4.7 million, or $0.35 per diluted share, from the fourth quarter of 2009, primarily due to increased core shipment volume and improved gross margins, partially offset by increased advertising, promotional and selling expenses. Net revenue for the fourth quarter of 2010 was $115.7 million, an increase of $8.5 million, or 8%, over the same period last year, mainly due to core shipment volume gains with minor improvements in pricing. For the twelve months ended December 25, 2010, net revenue increased by 12% to $463.8 million and the Company’s earnings per diluted share were $3.52, an increase of $1.35 per diluted share compared to 2009.
Jim Koch, Chairman and founder of the Company, commented, “We achieved depletions growth of 12% in the fourth quarter, and total depletions for the year grew 11.5% to 30.9 million case equivalents. This record total depletions for the fourth quarter and full year is attributable to our strong sales execution and continued support from our wholesalers and retailers. While we continue to see expanded distribution of domestic specialty brands and local craft brands, which is increasing competition in the category, we are happy with the health of our brand portfolio. After 26 years, we continue to grow our flagship beer, Samuel Adams Boston Lager, even as we continue to innovate and develop new beer styles, such as Samuel Adams Noble Pils, the Barrel Room Collection and Infinium.

“Innovation runs deep in our company and is not limited to brewing,” Mr. Koch continued.  “In 1988 we introduced legible freshness dating so that drinkers and retailers would know that their Samuel Adams beer was fresh. We followed that with a program of buying back beer not meeting our freshness standards from wholesalers and retailers.  For many years we have also executed an ambitious program of Draft Quality Audits where our brewers and sales representatives inspect the draft systems pouring our beers for a variety of standards including temperature, cleanliness and freshness. In 2007 we introduced our Samuel Adams Boston Lager glass to enhance the drinker’s experience by presenting the beer in a unique way.

I want every Samuel Adams to reach our drinkers with the same flavor and fresh taste that I enjoy when I have a beer at one of our breweries. A new initiative, our ‘Freshest Beer Program,’ will help us reach that standard. This program substantially reduces both the time and the temperature our beer experiences at wholesaler warehouses before reaching the market. This reduction in time and temperature is not only great for our beer; we believe it will also be financially and organizationally beneficial to our wholesalers and in the long term good for our business.

We began last year by testing the Freshest Beer Program with five wholesalers in different markets. We are pleased with the preliminary results, and we are expanding this program to an additional ten wholesalers in the first quarter of 2011. We believe that in the long term this program will deliver better, fresher beer to our drinkers and should reduce costs and improve efficiency throughout the supply chain. We are excited by the innovation opportunity this Freshest Beer Program presents and intend to expand this program to cover more of our volume.”

Key highlights were:
•	Depletions growth of 12% for the quarter and 11.5% for the year.

•	Core shipments increase of 7% for the quarter and 12% for the year.

•	Core gross margin improvement to 55% for 2010 from 52% in the prior year.

•	Increase in the Company’s investment behind its brands for 2010 of $14.1 million.

•	Earnings per diluted share of $0.87 for the fourth quarter and $3.52 for the year.

•	Repurchase of approximately 1.1 million shares of Class A Common Stock for a total cost of $68.0 million, yet finished the year with $49.0 million in cash and no debt.

•	Current estimate of earnings per diluted share for 2011 is between $3.45 and $3.95, which includes an estimated unfavorable impact of $0.20 to $0.30 per diluted share as a result of implementing the Freshest Beer Program against approximately 50% of the planned volume.
Martin Roper, the Company’s President and CEO, stated, “We believe we performed well in the fourth quarter and that the business continues to be healthy and may be responding to our increased investments in our brand. As we look forward to 2011, we expect to augment our sales force and brand support levels further to address the increasing competitive activity and to grow our brands appropriately given the opportunities we see. It is possible that these decisions might result in slower earnings growth in 2011, as we may forsake some earnings in the short term in order to build our organizational capabilities and support our brands at appropriate levels. Our 2011 earnings may also be negatively affected by the systems costs associated with expanding our Freshest Beer Program. We are currently planning that 2011 depletions growth will be approximately 9%, which is slightly lower than 2010 trends.”

“Historically, our wholesalers have carried three to five weeks of packaged inventory and three to four weeks of draft inventory,” Mr. Roper continued. “In testing our Freshest Beer Program in 2010, we successfully reduced the inventories of participating wholesalers by approximately two weeks, resulting in fresher beer being delivered to retail. We estimate that this move lowered shipments in 2010 by approximately 50,000 case equivalents. We continue to monitor these markets for any unexpected effects and the overall business benefit of this program, but at this point we are encouraged by the tradeoffs we see and excited by the enthusiasm this program is generating with our wholesalers.

While our pilot program is teaching us that we still have much to learn and adjustments to make, we are planning to expand this program to additional wholesalers. If the outcomes continue to be positive for us and for our wholesalers, we would expect to support 50% of our volume with our Freshest Beer Program by the end of 2011. If we reach the targeted expansion levels for the Freshest Beer Program, we would expect 2011 shipments to be lower than if we had not implemented the program, reducing shipments by approximately 500 thousand to 800 thousand case equivalents, based on current depletion trends. Our current estimate of the reduction in shipments and costs associated with the program lead us to believe that 2011 earnings per diluted share will be $0.20 to $0.30 per share lower than what might have been expected if we did not execute the program. Once the transition to the program has been implemented, we expect shipments and depletions to return to their historical relationship. If we are able to execute the Freshest Beer Program more quickly or with greater inventory decreases than currently envisioned, the result would be that 2011 shipments growth will lag depletions growth by more than originally anticipated and result in a greater decrease in earnings per diluted share.”

4th Quarter Results
Core shipment volume for the three months ended December 25, 2010 was approximately 565,000 barrels, a 7% increase over the same period in 2009. The increase in shipments for the quarter is due primarily to increases in Samuel Adams® Seasonals, the Samuel Adams® Brewmaster’s Collection and Twisted Tea®, partially offset by declines in Samuel Adams Boston Lager® and Sam Adams Light®. Total Company depletions in the fourth quarter increased 12%, due primarily to increases in Samuel Adams® Seasonals, the Samuel Adams® Brewmaster’s Collection and Twisted Tea®, partially offset by declines in Sam Adams Light®.
Bill Urich, Boston Beer Company CFO, said, “Our fourth quarter 2010 core gross margin of 57% represented an increase of 5 percentage points over the fourth quarter 2009 core gross margin. This increase includes a $2.1 million, or a 2 percentage point favorable impact for forfeited deposits attributable to kegs and pallets that we deem are no longer in our distribution system. The remaining increase of 3 percentage points reflects lower brewery processing and packaging costs per core barrel at our breweries, driven by higher volume and the impact of our cost savings initiatives, and pricing increases of approximately 1%.”
The Company’s net income for the three months ended December 25, 2010 of $12.2 million, or $0.87 per diluted share, represents an increase of $4.7 million, or $0.35 per diluted share, from the same period last year. The increase in net income is primarily due to increases in core products shipment volume and improved margins, partially offset by increased advertising, promotional and selling expenses. Fourth quarter 2010 advertising, promotional and selling expenses were $5.1 million higher than those incurred in the fourth quarter of 2009, primarily as a result of increased investments in point of sale materials and advertising and higher costs for additional sales personnel, as well as increased investments in local marketing programs. General and administrative expenses were flat compared to the prior year, due to increased legal and consulting expenses and salaries and benefits costs, offset by a decrease in stock compensation expense. The Company’s effective tax rate for the fourth quarter of 2010 was 35.5%.
Year-to-Date Results
Core shipment volume for the twelve month period ended December 25, 2010 was 2,259,000 barrels, a 12% increase from the same period in the prior year. The increase in shipments is due primarily to increases in Samuel Adams® Seasonals, Twisted Tea®, the Samuel Adams® Brewmaster’s Collection and Samuel Adams Boston Lager®, partially offset by decreases in Sam Adams Light®. In 2010, total Company depletions increased 11.5% due primarily to increases in Samuel Adams® Seasonals, Twisted Tea®, the Samuel Adams® Brewmaster’s Collection and Samuel Adams Boston Lager®, partially offset by declines in Sam Adams Light®.

The Company’s net income for the twelve months ended December 25, 2010 of $50.1 million, or $3.52 per diluted share, represents an increase of $19.0 million, or $1.35 per diluted share, compared to the same period last year. The increase in net income is primarily due to increases in core shipment volume and improved margins, partially offset by increased advertising, promotional and selling expenses and general and administrative expenses. Year-to-date advertising, promotional and selling expenses increased by $14.1 million as compared to the prior year, primarily due to increased investments in point of sale materials, local marketing and advertising, as well as higher costs for additional sales personnel. General and administrative costs increased by $2.2 million during the twelve months ended December 25, 2010, as compared to the same period in 2009, due to increases in legal and consulting expenses, stock compensation expense and salaries and benefits, partially offset by the reversal of stock compensation expense for an option that did not vest. During the twelve months ended December 25, 2010, the Company recorded a provision for income taxes of $31.0 million, as compared to $23.2 million in the prior year, due to the increase in pretax income. The Company’s effective tax rate for the 2010 year decreased to 38.2% from the 2009 rate of 42.8% as a result of higher pretax income but with no corresponding increase in non-deductible expenses and an increase in research and development credits.
Other matters
Year-to-date depletions through February 2011 are estimated by the Company to be up approximately 9% from the same period in 2010, with one more selling day in the 2011 period. Shipments and orders in-hand suggest that core shipments year-to-date through April 2011 will be up approximately 6% compared to the same period in 2010. The Company believes that inventory levels at wholesalers at the end of the fourth quarter are similar to the levels in previous years, except for those wholesalers participating in the Freshest Beer Program whose inventories were lower. Actual shipments may differ and no inferences should be drawn with respect to shipments in future periods.
Looking forward to 2011, based on information of which the Company is currently aware and including the estimated negative impact of the Freshest Beer Program of $0.20 to $0.30 per diluted share, the Company is targeting earnings per diluted share for 2011 of between $3.45 and $3.95, but actual results could vary significantly from this target. The Company believes that the competitive pricing environment will continue to be challenging and is planning to achieve revenue per barrel increases of approximately 1%. If the Company successfully executes its Freshest Beer Program for 50% of its volume in 2011, the Company would expect shipment growth of 6% to 8%, reflecting an anticipated aggregate inventory reduction at wholesalers of approximately 500 thousand to 800 thousand case equivalents. The Company will continue to focus on efficiencies at its Company-owned breweries and is not currently aware of any significant increases in the costs of packaging and ingredients for 2011, but continues to monitor energy costs where any increases could have a material impact on 2011 costs, particularly freight. Full-year 2011 gross margins are currently expected to be between 54% and 56%, after considering the current known impact of implementing the Freshest Beer Program. The Company intends to increase its investment in its brands by between $12.0 million and $18.0 million in 2011; commensurate with the opportunities for growth that it sees, but there is no guarantee such increased investments will result in increased volumes. The Company is committed to trying to grow market share and to maintain volume and healthy pricing, and is prepared to invest to accomplish this, even if this causes short term earnings decreases. The Company believes that its 2011 effective tax rate will be approximately 39%.

The Company is continuing to evaluate 2011 capital expenditures and, based on current information, estimates a range of $15.0 million to $25.0 million, most of which relate to continued investments in the Company-owned breweries and additional keg purchases; however, the actual amount spent may well be different from these estimates. Based on information currently available, the Company believes that its capacity requirements for 2011 can be covered by its Company-owned breweries and existing contracted capacity at third party brewers.
The Company expects that its cash balance as of December 25, 2010 of $49.0 million, along with future operating cash flow and the Company’s unused line of credit of $50.0 million, will be sufficient to fund future anticipated cash requirements. The Company continues to be in compliance with all of the covenants under its credit facility.
During 2010, the Board of Directors of the Company increased the aggregate expenditure limit for the Company’s Stock Repurchase Program by a total of $85.0 million, thereby increasing the aggregate limit from $140.0 million to the current limit of $225.0 million. During the twelve months ended December 25, 2010, the Company repurchased approximately 1.1 million shares of its Class A Common Stock for a total cost of $68.0 million. From December 26, 2010 through March 4, 2011, the Company repurchased an additional 14,394 shares of its Class A Common Stock for a total cost of $1.3 million. Through March 4, 2011, the Company has repurchased a cumulative total of approximately 9.8 million shares of its Class A Common Stock for an aggregate purchase price of $190.4 million. There is approximately $34.6 million remaining on the $225.0 million share buyback expenditure limit set by the Board of Directors. As of March 4, 2011, the Company had 9.3 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.
The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.
Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. For more information, please visit www.samueladams.com.
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 25, 2010 and December 26, 2009. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.
Tuesday, March 8, 2011

THE BOSTON BEER COMPANY, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009
Barrels sold	567	533	2,272	2,222

Revenue	$126,285	$117,479	$505,870	$453,446
Less excise taxes	10,547	10,291	42,072	38,393

Net revenue	115,738	107,188	463,798	415,053
Cost of goods sold	49,368	51,695	207,471	201,235

Gross profit	66,370	55,493	256,327	213,818
Operating expenses:
Advertising, promotional and selling expenses	36,897	31,768	135,737	121,560
General and administrative expenses	10,297	10,342	39,112	36,938
Impairment of long-lived assets	300	496	300	1,049

Total operating expenses	47,494	42,606	175,149	159,547

Operating income	18,876	12,887	81,178	54,271
Other (expense) income, net:
Interest income	38	27	79	112
Other expense, net	(47)	(16)	(149)	(16)

Total other (expense) income, net	(9)	11	(70)	96

Income before income tax provision	18,867	12,898	81,108	54,367
Income tax provision	6,701	5,438	30,966	23,249

Net income	$12,166	$7,460	$50,142	$31,118

Net income per common share — basic	$0.92	$0.53	$3.67	$2.21

Net income per common share — diluted	$0.87	$0.52	$3.52	$2.17

Weighted-average number of common shares — basic	13,256	14,075	13,660	14,059

Weighted-average number of common shares — diluted	13,951	14,458	14,228	14,356

THE BOSTON BEER COMPANY, INC.
Consolidated Balance Sheets
(in thousands, except per share data)

	December 25,	December 26,
	2010	2009
Assets
Current Assets:
Cash	$48,969	$55,481
Accounts receivable, net of allowance for doubtful accounts of $121 and $199 as of December 25, 2010 and December 26, 2009, respectively	20,017	17,856
Inventories	26,614	25,558
Prepaid expenses and other assets	12,756	9,710
Deferred income taxes	3,648	4,425

Total current assets	112,004	113,030

Property, plant and equipment, net	142,889	147,021
Other assets	2,260	1,508
Goodwill	1,377	1,377

Total assets	$258,530	$262,936

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$19,423	$25,255
Accrued expenses and other current liabilities	52,776	48,531

Total current liabilities	72,199	73,786

Deferred income taxes	17,087	13,439
Other liabilities	3,656	2,556

Total liabilities	92,942	89,781

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,288,015 and 10,142,494 issued and outstanding as of December 25, 2010 and December 26, 2009, respectively	93	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	122,016	111,668
Accumulated other comprehensive loss, net of tax	(438)	(359)
Retained earnings	43,876	61,704

Total stockholders’ equity	165,588	173,155

Total liabilities and stockholders’ equity	$258,530	$262,936

THE BOSTON BEER COMPANY, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 25,	December 26,
	2010	2009
Cash flows provided by operating activities:
Net income	$50,142	$31,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,427	16,919
Impairment of long-lived assets	300	1,049
Loss on disposal of property, plant and equipment	64	25
Bad debt (recovery) expense	(15)	24
Stock-based compensation expense	3,124	4,106
Excess tax benefit from stock-based compensation arrangements	(3,014)	(1,640)
Deferred income taxes	4,425	2,131
Changes in operating assets and liabilities:
Accounts receivable	(2,146)	177
Inventories	(1,056)	(2,850)
Prepaid expenses and other assets	(3,950)	6,483
Accounts payable	(5,832)	5,052
Accrued expenses and other current liabilities	7,340	3,398
Other liabilities	1,021	(427)

Net cash provided by operating activities	67,830	65,565

Cash flows used in investing activities:
Purchases of property, plant and equipment	(13,608)	(16,997)
Proceeds from disposal of property, plant and equipment	20	8

Net cash used in investing activities	(13,588)	(16,989)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(67,981)	(7,080)
Proceeds from exercise of stock options	3,661	2,806
Excess tax benefit from stock-based compensation arrangements	3,014	1,640
Net proceeds from sale of investment shares	552	465

Net cash used in financing activities	(60,754)	(2,169)

Change in cash	(6,512)	46,407

Cash at beginning of period	55,481	9,074

Cash at end of period	$48,969	$55,481

Supplemental disclosure of cash flow information:
Income taxes paid	$24,769	$18,193

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com